May 6, 2013

[Name]

[Address]

Dear _____________,

This letter is to document our agreement concerning the consideration ProUroCare Medical Inc. (the “Company”) will provide to you regarding the extension of your guaranty of our currently outstanding loan with Crown Bank (the “Crown Loan”).

As consideration for your past guaranty of the Crown Loan for the period from November 1, 2012 through March 31, 2013, the Company will issue to you 291,670 warrants to acquire the Company’s common stock. These warrants will be immediately vested.

As consideration for your future guaranty of the Crown Loan for the period from April 1, 2013 to February 15, 2014, the Company will issue to you 295,313 warrants to acquire the Company’s common stock. As these warrants are for a future period, they will vest over that future period, and that vesting will be subject to adjustment should the loan be repaid, or the amount of your guaranty change. Accordingly, the monthly number of shares that shall vest will be determined by applying the following formula, rounded up to the nearest whole share:

[Amount Guaranteed (defined below)] times [0.008333] times [5]

The “Amount Guaranteed” shall be equal to the principal amount of the Crown Loan guaranteed by you as of the first day of each month, plus any previous or future amounts loaned by you to the Company (and not repaid by the Company in cash or equity) for the purpose of retiring Crown Loan principal. Note: Since consideration for such loans from the Company is being made under this letter agreement, those loans will not be eligible for additional consideration from the Company under other loan extension programs during the term of Crown Loan ending February 15, 2014 unless first deducted from the Amount Guaranteed for purposes of the above vesting calculation.

Initially, the Amount Guaranteed is the $450,000 principal amount of the crown Loan plus $225,000 that has been loaned to the Company as of this date to reduce the principal amount of the Crown Loan. The monthly number of shares vested (subject to future adjustment as defined above) shall be:

$675,000 times 0.008333 times 5 = 28,125

For the half month period ending February 15, 2014, the number of shares scheduled to vest is 14,063.

All past and future warrants shall be five-year warrants, exercisable at $0.50 per share, and be eligible for cashless exercise.

Thank you for your continued support!

Sincerely,

Robert Rudelius
Vice Chairman

If you agree to the above terms, please sign and date below, and fax it back to Dick Thon at 952-698-4499 or email it to rthon@prourocare.com.

Signature	Date

ProUroCare Medical Inc., 6440 Flying Cloud Drive, Suite 101, Eden Prairie, MN 55344	Phone: 952.476.9093 Fax: 952.698.4499